EXHIBIT (a)(1)(d)

INTEVAC, INC.

Exchange Offer for Outstanding

6 1/2% Convertible Subordinated Notes due 2004

Pursuant to the Offering Circular dated May 8, 2002

To Our Clients:

      Enclosed for your consideration is an Offering Circular, dated May 8, 2002 (the “Offering Circular”), and the related Letter of Transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) of Intevac, Inc., a California corporation (the “Company”), to exchange for each $5,000 principal amount of its 6 1/2% Convertible Subordinated Notes due 2004 (the “Existing Notes”) the following:

•	$2,000 in cash,

•	250 warrants, each warrant to purchase one share of its common stock, no par value per share, at an exercise price equal to $7.50 share and with the expiration date of March 1, 2006, and

•	$1,000 principal amount of its new 6 1/2% Convertible Subordinated Notes due 2009.

The Exchange Offer will be made upon the terms and subject to the conditions described in the Offering Circular and the Letter of Transmittal.

      This material is being forwarded to you as the beneficial owner of the Existing Notes held by us for your account but not registered in your name. A tender of such Existing Notes may only be made by us as the holder of record and pursuant to your instructions.

      Accordingly, we request instructions as to whether you wish us to tender on your behalf the Existing Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Offering Circular and Letter of Transmittal.

      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Existing Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 12:00 midnight, Eastern Time, on June 5, 2002 (the “Expiration Date”) unless extended by the Company. Any Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

      Your attention is directed to the following:

1. The Exchange Offer is for up to a maximum of $18 million aggregate principal amount of the Existing Notes.

2. The Exchange Offer is subject to the conditions set forth in the Offering Circular in the section captioned “The Exchange Offer — Conditions to the Completion of the Exchange Offer, including that at least $9 million principal amount of the Existing Notes are tendered in the Exchange Offer.

3. The Company expressly reserves the right to amend the Exchange Offer for any or no reason at any time prior to the Expiration Date.

4. Any transfer taxes incident to the transfer of Existing Notes from the holder to the Company will be paid by the Company, except as otherwise provided in the Instructions in the Letter of Transmittal.

5. The Exchange Offer expires at 12:00 midnight, Eastern Time, on June 5, 2002, unless extended by the Company.

      If you wish to have us tender your Existing Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Existing Notes.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Intevac, Inc. with respect to its Existing Notes.

      This will instruct you to tender the Existing Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Offering Circular and the Letter of Transmittal. Please tender the Existing Notes held by you for my account as indicated below:

DESCRIPTION OF EXISTING NOTES

(1)	(2)	(3)	(4)

Existing Note(s)
Certificate
	Number(s)[1]	Aggregate Principal
Name(s) and Address(es) of Registered Holder(s)	(Attach signed list	Amount of Existing	Principal Amount
(Please fill in, if blank)	if necessary)	Note(s)	Tendered[2]

		Total	Total

1. Need not be completed by Holders tendering Existing Notes for exchange by book entry transfer.
2. Unless otherwise indicated in this column, a Holder will be deemed to have tendered ALL of the Existing Notes represented by certificate(s) listed in column 2. Existing Notes tendered hereby must be in denominations of principal amount of $5,000 and any integral multiple thereof.

SIGN HERE

Dated:                                                    , 2002

Signature(s):

Print name(s) here:

Print Address(es):

Area Code and Telephone Number(s):

Tax Identification or Social Security Number(s):

      None of the Existing Notes held by us for your account will be tendered unless we receive written instructions from you to do so. After receipt of instructions to tender, unless we receive specific contrary instructions prior to the Expiration Date, we will tender all the Existing Notes held by us for your account.

2